Exhibit 10.1

EXECUTION COPY

BANK OF AMERICA, N.A.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

One Bryant Park

New York, New York 10036

December 22, 2013

Engility Holdings, Inc.

Engility Corporation

3750 Centerview Drive

Chantilly, Virginia 20151

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS” and, together with Bank of America, “we” or “us”) that Engility Holdings, Inc., a Delaware corporation (“Holdings”), and Engility Corporation, a Delaware corporation (the “Borrower” and, together with Holdings, “you”), intend to acquire (the “Acquisition”) all of the outstanding capital stock of Dynamics Research Corporation, a Massachusetts corporation (“Target”), pursuant to that certain Agreement and Plan of Merger dated December 20, 2013 (the “Acquisition Agreement”) between Borrower, Engility Solutions, Inc., a Massachusetts corporation and a wholly owned subsidiary of Borrower, and Target.

You have also advised Bank of America and MLPFS that you intend to finance the Acquisition and fees, costs and expenses related to the Acquisition from cash on hand, from funds available under your existing revolving credit facility under the Existing Credit Agreement (as defined below) and from up to $150.0 million in senior secured credit facilities (the “Senior Credit Facilities”) of the Borrower, comprised of (a) an incremental term loan facility ( the “Term Loan Facility”) of up to $75.0 million to be incurred pursuant to and in accordance with the terms and conditions of Section 2.15 of the Credit Agreement dated as of August 9, 2013 (the “Existing Credit Agreement”) among Holdings, the Borrower, Bank of America, as administrative agent, and the other agents and lenders from time to time party thereto and (b) an incremental revolving credit facility (the “Revolving Credit Facility”) of up to $75.0 million to be incurred pursuant to and in accordance with the terms and conditions of Section 2.14 of the Existing Credit Agreement. The Acquisition (including the related tender offer), the entering into and funding of the Senior Credit Facilities and all related transactions are hereinafter collectively referred to as the “Transaction.”

In connection with the foregoing, Bank of America is pleased to advise you of its commitment to provide $50.0 million (to be allocated ratably between the Senior Credit Facilities, i.e. $25.0 million to the Term Loan Facility and $25.0 million to the Revolving Credit Facility) of the principal amount of the Senior Credit Facilities, to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities and to act as the sole collateral agent (in such capacity, the “Collateral Agent”) for the Senior Credit Facilities, all upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the Summary of Principal Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”). MLPFS is pleased to advise you of its willingness, as the sole lead arranger and sole bookmanager (in such capacities, the “Lead Arranger”) for the Senior Credit Facilities, to use commercially reasonable efforts to form a syndicate of financial institutions and institutional lenders (including Bank of America) (collectively, the “Lenders”) in consultation with you for the Senior Credit Facilities. It is understand and agreed that Bank of America and MLPFS will perform the duties and exercise the authority customarily performed by them in such roles.

The commitment of Bank of America hereunder and the undertaking of MLPFS to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to Bank of America and MLPFS: (a) the accuracy and completeness in all material respects of all representations that you and your affiliates make to Bank of America and MLPFS and your compliance with the terms of this Commitment Letter (including the Summary of Terms) and the Fee Letter (as hereinafter defined) and your satisfaction of the other conditions set forth in the Summary of Terms; (b) prior to and during the syndication of the Senior Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Holdings, Target or any of their respective subsidiaries; (c) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facilities consistent with the Summary of Terms and otherwise reasonably satisfactory to Bank of America and MLPFS; (d) no change, occurrence or development shall have occurred or become known to Bank of America or MLPFS since September 30, 2013 that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (as defined in the Existing Credit Agreement); (e) no change, occurrence or development shall have occurred or become known to Bank of America or MLPFS since September 30, 2013 that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (as defined in the Acquisition Agreement); and (f) the completion of a due diligence review of the assets, liabilities (including contingent liabilities) and businesses of Holdings, Target and their respective subsidiaries in scope and with results reasonably satisfactory to us in our discretion, exercised in good faith.

MLPFS intends to commence syndication of the Senior Credit Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letter. You agree to use commercially reasonable efforts to actively assist MLPFS in achieving a syndication of the Senior Credit Facilities that is satisfactory to MLPFS and you. Such assistance shall include your (a) providing and causing your advisors to provide Bank of America and MLPFS and the other Lenders upon request with all information reasonably deemed necessary by Bank of America and MLPFS to complete syndication, including, but not limited to, information prepared by you and your advisors, or on your behalf, relating to the Transaction (including the Projections (as hereinafter defined), the “Information”), (b) assisting in the preparation of information memoranda (“Information Memoranda”) in form and substance customary for transactions of this type and otherwise reasonably satisfactory to MLPFS and other materials to be used in connection with the syndication of the Senior Credit Facilities (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) using commercially reasonable efforts to ensure that the syndication efforts of MLPFS benefit materially from your existing lending relationships and your existing banking relationships and (d) otherwise reasonably assisting Bank of America and MLPFS in their syndication efforts, including by making your senior management and advisors available from time to time to attend and make presentations regarding the business and prospects of Holdings, Target and their respective subsidiaries, as appropriate, at one or more meetings of prospective Lenders. You hereby agree that the Information Memoranda to be used in connection with the syndication of the Senior Credit Facilities shall be completed at least 20 days (or such shorter time as may be agreed by MLPFS) prior to the Closing Date (as hereinafter defined).

It is understood and agreed that MLPFS will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms or as otherwise agreed by MLPFS. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of Bank of America and MLPFS.

You represent, warrant and covenant that (a) all financial projections concerning Holdings, Target and their respective subsidiaries that have been or are hereafter made available to Bank of America, MLPFS or the Lenders by you or any of your subsidiaries or representatives in connection with the transactions contemplated hereby (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions at the time such Projections are furnished to Bank of America, MLPFS or the Lenders, as applicable, it being understood and agreed that the Projections are not a guarantee of financial performance and actual results may differ from the Projections and such difference may be material and (b) all Information, other than Projections, which has been or is hereafter made available to Bank of America, MLPFS or the Lenders by you or any of your representatives (or on your or their behalf) in connection with any aspect of the Transaction, as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading; provided, however, that information about Target with respect to the foregoing subsections (a) and (b) is to your knowledge. You agree to furnish us with further and supplemental information from time to time until the date of the initial borrowing under the Senior Credit Facilities (the “Closing Date”) and, if requested by us, for a reasonable period (not to exceed 90 days) thereafter as is reasonably necessary to complete the syndication of the Senior Credit Facilities so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date and on such later date on which the syndication of the Senior Credit Facilities is completed as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing this commitment and in arranging and syndicating the Senior Credit Facilities, Bank of America and MLPFS are and will be using and relying on the Information without independent verification thereof.

You acknowledge that (a) MLPFS and/or Bank of America on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to Holdings, Target and their respective subsidiaries, their respective affiliates or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that MLPFS and/or Bank of America on your behalf may distribute the following documents to all prospective Lenders, unless you advise MLPFS and Bank of America in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to Senior Credit Facilities’ terms and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Senior Credit Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then MLPFS and Bank of America will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

By executing this Commitment Letter, you agree to reimburse Bank of America and MLPFS from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Latham & Watkins LLP, as counsel to the Lead Arranger, the Administrative Agent and the Collateral Agent, and of local and special/regulatory counsel to the Lead Arranger, the Administrative Agent and the Collateral Agent to the extent customary and reasonably requested and (b) reasonable out-of-pocket due diligence expenses) incurred in connection with the Senior Credit Facilities, the syndication thereof and the preparation of the definitive documentation therefor, and with any other aspect of the Transaction. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless Bank of America, MLPFS, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or (b) the Senior Credit Facilities, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or material breach of its obligations hereunder. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or material breach of its obligations hereunder. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct or material breach of its obligations hereunder of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter and the fee letter among you, Bank of America and MLPFS of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter, after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Bank of America and MLPFS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you and each Guarantor (as defined in the Summary of Terms), which information includes your and each Guarantor’s name and address and other information that will allow Bank of America or MLPFS, as applicable, to identify you and each Guarantor in accordance with the Act.

You acknowledge that Bank of America currently is acting as administrative agent and a lender under the Existing Credit Agreement, and the Borrower’s and its affiliates’ rights and obligations under any other agreement with MLPFS or any of its affiliates (including the Existing Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this letter agreement, and none of such rights and obligations under such other agreements shall be affected by Bank of America’s or MLPFS’ performance or lack of performance of services hereunder. You acknowledge that Bank of America and MLPFS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America and MLPFS agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. Bank of America and MLPFS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America and MLPFS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your respective affiliates that is or may come into the possession of Bank of America, MLPFS or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the Senior Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and Bank of America and MLPFS, on the other hand, (ii) Bank of America and MLPFS have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) Bank of America and MLPFS each has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) neither Bank of America nor MLPFS has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) Bank of America and MLPFS and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and Bank of America and MLPFS have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Bank of America and MLPFS with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America or MLPFS hereunder.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America and MLPFS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of Bank of America and MLPFS in the negotiation, performance or enforcement hereof. Each of you, Bank of America and MLPFS hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including the Summary of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of you, Bank of America and MLPFS waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The commitments and undertakings of Bank of America and MLPFS may be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis.

This Commitment Letter (including the Summary of Terms) and the Fee Letter embody the entire agreement and understanding among Bank of America, MLPFS, you and your affiliates with respect to the Senior Credit Facilities and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of Bank of America and the undertaking of MLPFS hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America or MLPFS to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of Bank of America and MLPFS hereunder will expire at 11:59 p.m. (New York City time) on December 22, 2013 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile or other electronic transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of Bank of America and MLPFS hereunder will expire on the earliest of (a) April 21, 2014, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition (including the related tender offer) without the use of the Senior Credit Facilities and (c) the acceptance by Target or any of its affiliates of an offer for all or any substantial part of the capital stock or property and assets of Target and its subsidiaries other than as part of the Transaction.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Larry Van Sant
	Name:	Larry Van Sant
	Title:	Senior Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Matthew Tugwell
	Name:	Matthew Tugwell
	Title:	Director

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

ENGILITY HOLDINGS, INC.

By:	/s/ Anthony Smeraglinolo
	Name:	Anthony Smeraglinolo
	Title:	President and Chief Executive Officer

ENGILITY CORPORATION

By:	/s/ Anthony Smeraglinolo
	Name:	Anthony Smeraglinolo
	Title:	President and Chief Executive Officer

EXECUTION COPY

EXHIBIT A

$150,000,000 SENIOR SECURED INCREMENTAL CREDIT FACILITIES

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Borrower:	Engility Corporation, a Delaware corporation (the “Borrower”).

Holdings:	Engility Holdings, Inc., a Delaware corporation (“Holdings”), the direct parent company of the Borrower.

Acquisition:	The Borrower intends to acquire (the “Acquisition”) all of the outstanding capital stock of Dynamics Research Corporation, a Massachusetts corporation (“Target”), pursuant to that certain Agreement and Plan of Merger dated December 20, 2013 (the “Acquisition Agreement”) between Borrower, Engility Solutions, Inc., a Massachusetts corporation and a wholly owned subsidiary of Borrower, and Target.

Existing Credit Agreement:	Credit Agreement (the “Existing Credit Agreement”) dated as of August 9, 2013 (the “Original Closing Date”) among Holdings, the Borrower, Bank of America, N.A., as administrative agent, and the other agents and lenders from time to time party thereto.

Guarantors:	Same as Existing Credit Agreement.

Administrative and Collateral Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”).

Sole Lead Arranger and Sole Bookmanager:	Merrill Lynch Pierce Fenner & Smith Incorporated (“MLPFS”) will act as sole lead arranger and sole bookmanager (in such capacities, the “Lead Arranger”) for the Senior Credit Facilities (as defined below).

Lenders:	A syndicate of financial institutions arranged by the Lead Arranger, which banks, financial institutions and institutional lenders shall be reasonably acceptable to the Borrower (the “Lenders”).

Senior Credit Facilities:	An aggregate principal amount of $150.0 million will be available through the following incremental facilities:

Term Loan Facility: a senior secured incremental term loan facility in an aggregate principal amount of $75.0 million (the “Term Loan Facility”, and the loans thereunder, the “Term Loans”), all of which will be drawn in a single drawing on the Closing Date. The Term Loan Facility will be incurred pursuant to and in accordance with the terms and conditions of Section 2.15 of the Existing Credit Agreement and

will be documented as an “upsizing” of the existing term loan facility under the Existing Credit Agreement. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

Revolving Credit Facility: a senior secured incremental revolving credit facility in an aggregate principal amount of $75.0 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Credit Facilities”), which will be available from time to time on and after the Closing Date until the fifth anniversary of the Original Closing Date through revolving credit loans, swingline loans and letters of credit, all as further specified in the Existing Credit Agreement. The Revolving Credit Facility will be incurred pursuant to and in accordance with the terms and conditions of Section 2.14 of the Existing Credit Agreement and will be documented as an “upsizing” of the existing revolving credit facility under the Existing Credit Agreement.

Purpose:	The proceeds of the borrowings under the Term Loan Facility and the Revolving Credit Facility on the Closing Date shall be used, together with cash on hand and funds available under the Borrower’s existing revolving credit facility under the Existing Credit Agreement, to finance the consummation of the Acquisition (and the related tender offer) and to pay fees, costs and expenses incurred in connection with the transactions contemplated hereby. The availability of the Revolving Credit Facility to be drawn on the Closing Date shall be subject to the satisfaction of the financial performance tests described in clauses (iii)(B) and (iii)(C) of the definition of “Permitted Acquisition” set forth in the Existing Credit Agreement. The proceeds of the Revolving Credit Facility after the Closing Date shall be used to provide ongoing working capital and for other general corporate purposes (including acquisitions) of the Borrower and its subsidiaries.

Cost and Yield Protection Provisions:	Same as Existing Credit Agreement.

Closing Date:	The date of the execution and delivery of the definitive credit documentation in respect of the Senior Credit Facilities and the initial funding thereunder (the “Closing Date”).

Interest Rates:	As set forth in Addendum I.

Maturity:	Term Loan Facility: 5 years after the Original Closing Date.

Revolving Credit Facility: 5 years after the Original Closing Date.

Additional Incremental Facilities:	Same as Existing Credit Agreement (but taking into account the incurrence of the Senior Credit Facilities).

Scheduled Amortization:	Term Loan Facility: The Term Loans will mature on the date that is five years after the Original Closing Date and will amortize on the

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same schedule as the existing term loans under the Existing Credit Agreement, with the balance payable on the maturity date of the Term Loan Facility.

Revolving Credit Facility: No amortization prior to maturity.

Mandatory Prepayments and Commitment Reductions:	Same as Existing Credit Agreement.

Optional Prepayments and Commitment Reductions:	Same as Existing Credit Agreement.

Security:	Same as Existing Credit Agreement.

Conditions Precedent to Initial Borrowing:

The initial extension of credit under the Senior Credit Facilities and the obligations of the Lenders to make loans and of the L/C Issuer (as defined in the Existing Credit Agreement) to issue Letters of Credit (as defined in the Existing Credit Agreement) thereunder on the Closing Date will be subject to the satisfaction of conditions precedent customary for financings of this type and otherwise reasonably deemed appropriate by the Lead Arranger, including, without limitation: (i) repayment of all outstanding amounts under certain specified indebtedness of Target (i.e., Target’s credit facility, senior notes and any other securities issuances and capital markets debt, including subordinated and mezzanine debt), termination of all outstanding commitments thereunder and termination or release of all guarantees and security therefor; (ii) execution of the definitive credit documentation for the Senior Credit Facilities, each of which shall be in full force and effect; (iii) first-priority perfected security interests in the Collateral (free and clear of all liens, other than customary exceptions to be mutually agreed upon); (iv) delivery of customary legal opinions based on forms to be mutually agreed upon prior to the Closing Date; (v) delivery of customary closing documents, deliverables and certificates including officers’ and public officials’ certifications; (vi) accuracy of representations and warranties in all material respects (or in all respects if already qualified by materiality or material adverse effect); (vii) absence of defaults; (viii) delivery of a solvency certificate of the Borrower’s chief financial officer with respect to the solvency of Holdings and its subsidiaries on a consolidated basis based on a form to be mutually agreed upon prior to the Closing Date; (ix) payment of fees and expenses invoiced at least two business days before the Closing Date; (x) there not having occurred since September 30, 2013 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect (as defined in the Existing Credit Agreement); (xi) obtaining of customary insurance (together with a customary insurance broker’s certificate and endorsement); (xii) delivery of financial statements and projections to be mutually agreed; (xiii) delivery of all documentation and other information required by

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bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations (including the Patriot Act) requested at least five days prior to the Closing Date; (xiv) receipt of lien and judgment searches; (xv) receipt of all material governmental and third party approvals necessary in connection with the transactions contemplated hereby; (xvi) evidence of authority; and (xvii) the consummation of the Acquisition (including the related tender offer) substantially simultaneously with the closing under the Senior Credit Facilities in accordance with applicable law and on the terms described in the Acquisition Agreement (without any amendment, modification or waiver thereof or any consent thereunder which is materially adverse to the Borrower, the Lenders or the Lead Arranger without the prior written consent of the Lead Arranger(it being understood and agreed that any decrease of greater than 5% in the cash consideration for the Acquisition shall be deemed to be a modification which is materially adverse to the Lenders and the Lead Arrangers)).

Conditions Precedent to Each Borrowing Under the Senior Credit Facilities:	Each borrowing or issuance or renewal of a Letter of Credit (as defined in the Existing Credit Agreement) under the Senior Credit Facilities will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the Loan Documents (as defined in the Existing Credit Agreement) shall be true and correct as of the date of such extension of credit in all material respects (or in all respects if already qualified by materiality or material adverse effect); and (ii) no default or event of default under the Loan Documents (as defined in the Existing Credit Agreement) shall have occurred and be continuing or would result from such extension of credit.

Representations and Warranties:	Same as Existing Credit Agreement.

Affirmative Covenants, Negative Covenants and Financial Covenants:	Same as Existing Credit Agreement.

Events of Default:	Same as Existing Credit Agreement.

Assignments and Participations:	Same as Existing Credit Agreement.

Defaulting Lender Provisions:	Same as Existing Credit Agreement.

Waivers and Amendments:	Same as Existing Credit Agreement.

Indemnification and Expenses:	Same as Existing Credit Agreement.

Governing Law:	State of New York.

Counsel to the Lead Arranger, the Administrative Agent and the Collateral Agent:	Latham & Watkins LLP.

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EXECUTION COPY

ADDENDUM I

PRICING AND FEES

Interest Rates:	Same as Existing Credit Agreement.

Revolving Credit Facility Commitment Fee:	Same as Existing Credit Agreement.

Letter of Credit Fees:	Same as Existing Credit Agreement.

Closing Fees:	The Borrower will pay closing fees in an amount to be mutually agreed on the Closing Date to each Lender party to the definitive documentation for the Senior Credit Facilities, as fee compensation for the funding of such Lender’s Term Loans and funded and unfunded commitments under the Revolving Credit Facility, in each case payable to such Lender out of the proceeds of loans as and when funded on the Closing Date.

Calculation of Interest and Fees:	Same as Existing Credit Agreement.